Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 8th day of April, 2011, by and between Synthesis Energy Systems Inc., a Delaware corporation, having its principal executive office at Three Riverway, Suite 300, Houston, Texas 77056 (hereinafter referred to as the “Company”), and Robert W. Rigdon (hereinafter referred to as the “Employee”).
W I T N E S S E T H:
WHEREAS, the Company desires to employ the Employee and the Employee desires to enter the Company’s employ; and
WHEREAS, the Company and the Employee entered into an Employment Agreement dated March 14, 2008, as amended (the “Original Agreement”), which the parties desire to amend and restate and replace with this Agreement.
NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee hereby agree as follows:
1. Certain Definitions.
As used in this Agreement, the following terms have the meanings prescribed below:
AAA shall have the meaning assigned thereto in Section 14.13 hereof.
Affiliate is used in this Agreement to define a relationship to a person or entity and means a person or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity.
Agreement shall have the meaning assigned thereto in the preamble to this Agreement.
Outperformance Bonus shall have the meaning assigned thereto in Section 4.2(a) hereof.
Base Salary shall have the meaning assigned thereto in Section 4.1 hereof.
Board means the board of directors of the Company.
Bonus Payment shall have the meaning assigned thereto in Section 13.2 hereof.
Cause shall have the meaning assigned thereto in Section 5.3 hereof.

Change in Control of the Company shall be deemed to have occurred if any of the events set forth in any one of the following paragraphs shall occur:
(a) any “person” (as defined in section 3(a)(9) of the Exchange Act, and as such term is modified in sections 13(d) and 14(d) of the Exchange Act), excluding the Company or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or
(b) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this definition) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holder of securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or
(d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which, in the judgment of the Compensation Committee, the holders of the Common Stock, immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately prior to such transaction or series of transactions. The Board may (i) deem any other corporate event affecting the Company (other than those described in clauses (a)-(d) of this definition) to be a “Change in Control,” and (ii) may amend this definition of “Change in Control” in connection with an identical amendment being made to termination agreements entered into by the Company and all of its senior executive officers.

Code means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated by the Internal Revenue Service thereunder, all as in effect from time to time during the Employment Period.
Common Stock means the Company’s common stock, par value $.01 per share.
Company shall have the meaning assigned thereto in the preamble to this Agreement.
Compensation Committee means the Compensation Committee of the Board.
Competing Business means any individual, business, firm, company, partnership, joint venture, organization, or other entity that is engaged in the actual or intended business of the Company and/or its Affiliates during the Employment Period and as of the date the Employee leaves the employment of the Company is engaged in the development of projects based on a non-catalytic, fluidized bed reactor that is fed by coal or mixtures of coal and biomass. Such business may also be engaged in the provision of products or services, such as operation and maintenance services to plants based on a non-catalytic, fluidized bed reactor employed to partially oxidize coal or mixtures of coal and biomass.
Confidential Information shall have the meaning assigned thereto in Section 8.2 hereof.
Date of Termination means the earliest to occur of (i) the date of the Employee’s death or (ii) the date of receipt of the Notice of Termination, or such later date as may be prescribed in the Notice of Termination in accordance with Section 5.6 hereof.
Disability means an illness or other disability that prevents the Employee from discharging his responsibilities under this Agreement for a period of 180 consecutive calendar days, or an aggregate of 180 calendar days in any calendar year, during the Employment Period, all as determined in good faith by the Board (or a committee thereof).
Effective Date means April 1, 2011.
Employment Period shall have the meaning assigned thereto in Section 3 hereof.
Employee means Robert W. Rigdon, an individual residing at 11410 Long Pine Drive, Houston, Texas 77077.
Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, all as in effect from time to time during the Employment Period.
Excise Taxes shall have the meaning assigned thereto in Section 13.1 hereof.
Good Reason shall have the meaning assigned thereto in Section 5.5 hereof.
Initial Term shall have the meaning assigned thereto in Section 3 hereof.
Losses shall have the meaning assigned thereto in Section 13.8 hereof.

Notice of Termination shall have the meaning assigned thereto in Section 5.6 hereof.
Original Agreement shall have the meaning assigned thereto in the recitals to this Agreement.
Plan means the Company’s Amended and Restated 2005 Incentive Plan, as amended.
Rules shall have the meaning assigned thereto in Section 14.13 hereof.
Successor Provisions shall have the meaning assigned thereto in Section 13.5 hereof.
Tax Consultant shall have the meaning assigned thereto in Section 13.6 hereof.
Technology shall have the meaning assigned thereto in Section 8.2(a) hereof.
Vacation Time shall have the meaning assigned thereto in Section 4.3 hereof.
Without Cause shall have the meaning assigned thereto in Section 5.4 hereof.
Unless otherwise stated herein, all “$” refer to United States dollars.
2. General Duties and Responsibilities of the Company and the Employee.
2.1 (a) The Company agrees to employ the Employee, and the Employee agrees to accept employment by the Company, as President and Chief Executive Officer and to be based in the Company’s offices in Houston, Texas. The Employee shall report to and be subject to the direction of the Board. The Employee shall have the authority, duties and responsibilities that are normally associated with and inherent in the capacity in which the Employee will be performing, and shall have such other or additional duties which are not inconsistent with the Employee’s position, as may from time to time be reasonably assigned to the Employee by the Board. While employed hereunder, the Employee shall devote full time and attention during normal business hours to the affairs of the Company and use his best efforts to perform faithfully and efficiently his duties and responsibilities. The Employee agrees to cooperate fully with the Board and other employees of the Company, and not to engage in any activity which conflicts with or interferes with the performance of his duties hereunder. During the Employment Period, the Employee shall devote his best efforts and skills to the business and interests of the Company, do his utmost to further enhance and develop the best interests and welfare of the Company, and endeavor to improve his ability and knowledge of the business of the Company, in an effort to increase the value of his services for the mutual benefit of the parties hereto. During the Employment Period, it shall not be a violation of this Agreement for the Employee to (i) serve on any corporate board or committee thereof with the approval of the Board, (ii) serve on any civic, or charitable boards or committees (except for boards or committees of a Competing Business unless approved by the Board), (iii) deliver lectures, fulfill teaching or speaking engagements, or (iv) testify as a witness in litigation involving a former employer; provided, however, any such activities must not materially interfere with performance of the Employee’s responsibilities under this Agreement.

(b) The Employee represents and covenants to the Company that he is not subject or a party to any employment agreement, noncompetition covenant, nondisclosure agreement, or any similar agreement or covenant that would prohibit the Employee from executing this Agreement and fully performing his duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect the duties and responsibilities that may now or in the future be assigned to the Employee hereunder. The Employee further represents and warrants that he is not presently subject to any legal actions, claims or administrative proceedings, including bankruptcy proceedings or IRS audits or proceedings, which would affect his ability to perform his responsibilities hereunder.
2.2 The Employee acknowledges and agrees that he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and its Affiliates and to do no act and to make no statement, oral or written, which would injure the business, interests or reputation of the Company or its Affiliates.
3. Term. Unless sooner terminated pursuant to other provisions hereof, the Employee’s period of employment under this Agreement shall be a period of three years beginning on the Effective Date (the “Initial Term”). The Employee’s period of employment under this Agreement shall be automatically renewed for successive one year terms on each anniversary of the Effective Date (the Initial Term and any and all renewals thereof are referred to herein collectively as the “Employment Period”), unless written notice of nonrenewal is delivered by the Company to the Employee at least 30 days before the end of the Initial Term or any such one-year renewal term.
4. Compensation and Benefits.
4.1 Base Salary. As compensation for services to the Company, the Company shall pay to the Employee from the Effective Date until the Date of Termination an annual base salary of $300,000 (the “Base Salary”). The Board will conduct an annual review of the Employee’s compensation and, in its sole discretion, may increase the Base Salary based upon relevant circumstances. The Base Salary shall be payable in equal semi-monthly installments or in accordance with the Company’s established policy, subject only to such payroll and withholding deductions as may be required by law and other deductions (consistent with the Company’s policy for all employees) relating to the Employee’s election to participate in the Company’s insurance and other employee benefit plans.
4.2 Bonus.
(a) In addition to the Base Salary, the Employee may be awarded, for each fiscal year until the Date of Termination, a performance bonus, with the amount and payment of such bonus to be determined by, and to be at the sole discretion of, the Compensation Committee (the “Outperformance Bonus”). The criteria for the Outperformance Bonus shall be agreed to annually by the Compensation Committee and the Employee and shall include, among other things, consideration for any significant transactions which the Company may enter into during such year. For the purposes of this Agreement, the term “Outperformance Bonus” will refer only to the cash bonus, and not to long-term equity incentives to be paid pursuant to any compensation plan then in effect. Each such Outperformance Bonus shall be payable in an amount and at a time to be determined by the Board in its sole discretion.

(b) The Employee shall also be entitled to an annual bonus of $120,000 payable in two equal payments within ten days after January 1 and July 1 of each year until the Date of Termination.
4.3 Stock Options. Subject to the terms and conditions of a Nonstatutory Stock Option Agreement to be entered into between the Company and the Employee, the Company shall grant to the Employee options to acquire 400,000 shares of the Common Stock which will vest in four equal annual amounts with the first vesting occurring on the effective date of the grant. The Company acknowledges and agrees that the Employee will be eligible for additional grants after the Effective Date in the sole discretion of the Compensation Committee.
4.4 Vacation. Until the Date of Termination, the Employee shall be entitled to annual paid vacation equal to twenty days during each one-year period commencing on the date of execution hereof (the “Vacation Time”). The use of any Vacation Time not taken during the applicable one-year period will be subject to the Company’s vacation policy as in effect from time to time.
4.5 Incentive, Savings and Retirement Plans.
(a) Until the Date of Termination, the Employee shall be eligible to participate in and shall receive all benefits under all incentive, savings and retirement plans and programs currently maintained or hereinafter established by the Company for the benefit of its employees.
(b) To the extent it is determined that the stock options granted to the Employee are subject to Section 409A of the Code, then the Employee shall be entitled to receive additional payments from the Corporation in amounts necessary to cover the taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Employee as a result of (i) Section 409A of the Code covering the grant of options hereunder, and (ii) receiving such additional payments to cover the taxes imposed under Section 409A of the Code.
4.6 Benefit Plans. Until the Date of Termination, the Employee and/or the Employee’s family, as the case may be, shall be eligible to participate in and shall receive all benefits under each welfare benefit plan of the Company currently maintained or hereinafter established by the Company for the benefit of its employees. Such welfare benefit plans may include, without limitation, medical, dental, disability, group life, accidental death and travel accident insurance plans and programs. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally.

4.7 Reimbursement of Business Expenses. The Employee may from time to time until the Date of Termination incur various business expenses customarily incurred by persons holding positions of like responsibility, including, without limitation, travel, entertainment and similar expenses incurred for the benefit of the Company. Subject to the Employee complying with the Company’s policy regarding the reimbursement of such expenses as in effect from time to time during the Employment Period, which does not necessarily allow reimbursement of all such expenses, the Company shall reimburse the Employee for such expenses from time to time, at the Employee’s request, and the Employee shall account to the Company for all such expenses.
4.8 Reimbursement of Certain Other Travel Expenses. The Company shall reimburse the Employee for the cost of airline travel for his spouse to accompany him to China on his trips for Company work; provided that the Employee shall only be entitled to such reimbursement twice in any twelve-month period and such reimbursement shall be subject to the Company’s applicable policies on airline expense reimbursement.
4.9 Indemnification Agreement. The Company has entered into an Indemnification Agreement regarding indemnification of the Employee in the form of such agreements entered into with the Company’s other executive officers. The Company will also cause the Employee to be covered by its director and officer insurance policies as they are in effect from time to time for its executive officers.
4.10 Rule 10b5-1 Plan. If requested by the Employee, the Company acknowledges and agrees that it will enter into good faith negotiations with the Employee to establish a Rule 10b5-1 plan for trading in the Common Stock by the Employee.
5. Termination.
5.1 Death. This Agreement shall terminate automatically upon the death of the Employee.
5.2 Disability. The Company may terminate this Agreement, upon written notice to the Employee delivered in accordance with Sections 5.6 and 13.1 hereof, upon the Disability of the Employee.
5.3 Cause. The Company may terminate this Agreement, upon written notice to the Employee delivered in accordance with Sections 5.6 and 13.1 hereof, for Cause. For purposes of this definition of “Cause,” the term “Company” shall mean the Company and/or its Affiliates. For purposes of this Agreement, subject to the notice provisions set forth below, “Cause” means (i) the conviction (or plea of nolo contendere or equivalent plea) of the Employee of a felony which, through lapse of time or otherwise, is not subject to appeal, (ii) the Employee having engaged in misconduct causing a violation by the Company of any state or federal laws which results in an injury to the business, condition (financial or otherwise), results of operations or prospects of the Company as determined in good faith by the Board or a committee thereof, (iii) the Employee having engaged in a theft of corporate funds or corporate assets of the Company or in an act of fraud upon the Company, (iv) an act of personal dishonesty taken by the Employee that was intended to result in personal enrichment of the Employee at the expense of the Company, (v) the Employee’s refusal, without proper legal cause, to perform his duties and responsibilities as contemplated in this Agreement or any other breach by the Employee of this Agreement, (vi) the Employee’s engaging in activities which would constitute a breach of the Company’s policies described in Section 7 of this Agreement or any other applicable policies, rules or regulations of the Company, and (vii) the Employee fails to adequately perform, as determined in the sole discretion of the Board, the scope of the duties and responsibilities of his position. If the Company desires to terminate the Employee for Cause pursuant to the provisions of this Section 5.3, the Employee will be given a written notice by the Board of the facts and circumstances providing the basis for termination for Cause, and the Employee will have 30 days from the date of such notice to remedy, cure or rectify the situation giving rise to termination for Cause to the reasonable satisfaction of the Board (except in the event of termination for Cause pursuant to subparagraph (i) above as to which no cure period will be permitted).

5.4 Without Cause. The Company may terminate this Agreement Without Cause, upon written notice to the Employee delivered in accordance with Sections 5.6 and 13.1 hereof. For purposes of this Agreement, the Employee will be deemed to have been terminated “Without Cause” if the Employee is terminated by the Company for any reason other than Cause, Disability or death of this Agreement pursuant to Section 3 hereof; provided, however, that the Employee may only be terminated Without Cause by a majority vote of the Board (with the Employee recusing himself from such vote, if the Employee is on the Board).
5.5 Good Reason. The Employee may terminate this Agreement for Good Reason, upon written notice to the Company delivered in accordance with Sections 5.6 and 13.1 hereof. For purposes of this definition of “Good Reason,” the term “Company” shall mean the Company and/or its Affiliates. For purposes of this Agreement, “Good Reason” means: (i) the assignment to the Employee of any duties materially inconsistent in any respect with the Employee’s duties or responsibilities as contemplated in this Agreement, provided that the Employee specifically terminates his employment for Good Reason hereunder within 120 days from the date that he has actual notice of such assignment; (ii) requiring the Employee to relocate to any office or location more than 50 miles outside of the Houston, Texas metropolitan area without his consent; (iii) any other action by the Company which results in a material diminishment in the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, provided that the Employee specifically terminates his employment for Good Reason hereunder within 120 days from the date that he has actual notice of such diminishment; (iv) any material breach by the Company of any of the provisions of this Agreement, provided that the Employee specifically terminates his employment for Good Reason hereunder within 120 days from the date that he has actual notice of such material breach; (v) a 5% or more reduction, or attempted reduction, at any time during the Employment Period, of the Base Salary of the Employee unless such reduction is also applied to all employees of the Company; or (vi) the taking of any action by the Company which would adversely affect the Employee’s participation in or materially reduce the Employee’s benefits provided under Section 4.6 hereof, unless (A) there is substituted a comparable benefit that is at least economically equivalent (in terms of the benefit offered to the Employee) to the benefit in which the Employee’s participation is being adversely affected or to the Employee’s benefits that are being materially reduced, or (B) the taking of such action affects all employees of the Company. Notwithstanding sections (i) and (iii) of the definition of Good Reason to the contrary, if the Company proposes an assignment or diminishment in the Employee’s position to another senior executive position in the Houston, Texas metropolitan area with reasonably acceptable terms and conditions, Employee acknowledges and agrees that he will negotiate with the Company in good faith a reasonable amendment to this Agreement and such event shall not be deemed a Good Reason for the Employee to terminate this Agreement. Notwithstanding the preceding provisions of this Section 5.5, if the Employee desires to terminate his employment for Good Reason, he shall first give written notice of the facts and circumstances providing the basis for Good Reason to the Board, and allow the Company thirty (30) days from the date of such notice to remedy, cure or rectify the situation giving rise to Good Reason to the reasonable satisfaction of the Employee.

5.6 Notice of Termination. Any termination of this Agreement by the Company or the Employee, shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and (iii) specifies the termination date, if such date is other than the date of receipt of such notice (which termination date shall not be more than 60 days after the giving of such notice, unless otherwise provided herein). Notwithstanding the foregoing, the Company may elect to consider the Employee as an employee after the Date of Termination for purposes of complying with the provisions of Section 6 hereof.
6. Obligations of the Company upon Termination.
6.1 Cause; Other Than Good Reason. If this Agreement shall be terminated either by the Company for Cause or by the Employee for any reason other than Good Reason, including by the Employee by delivery of a notice of nonrenewal of this Agreement pursuant to Section 3 hereof, the Company shall pay to the Employee, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the Employee’s Base Salary (as in effect on the Date of Termination) through the Date of Termination, if not theretofore paid, and, in the case of compensation previously deferred by the Employee, all amounts of such compensation previously deferred and not yet paid by the Company. All other obligations of the Company and rights of the Employee hereunder shall terminate effective as of the Date of Termination, except as provided for in any benefit plans, incentive stock plans or other compensation plans and as otherwise provided in this Agreement.
6.2 Death or Disability. If this Agreement is terminated as a result of the Employee’s death or Disability, the Company shall pay to the Employee or his estate, in a lump sum in cash within 30 days of the Date of Termination, the Employee’s Base Salary (as in effect on the Date of Termination) through the Date of Termination, if not theretofore paid, and, in the case of compensation previously deferred and bonuses previously earned by the Employee, all amounts of such compensation previously deferred and earned and not yet paid by the Company. In addition, all unvested options will be fully vested and thereafter, all such fully vested stock options will be exercisable by the Employee until the earlier to occur of the expiration of the term of each stock option or one year after the date they become fully vested. All other obligations of the Company and rights of the Employee hereunder shall terminate effective as of the Date of Termination, except as provided for in any benefit plans, incentive stock plans or other compensation plans and as otherwise provided in this Agreement.

6.3 Good Reason; Without Cause; Notice of Nonrenewal. If this Agreement shall be terminated either (i) by the Employee for Good Reason, (ii) by the Company Without Cause or (iii) by the Company by delivery of a notice of nonrenewal of this Agreement pursuant to Section 3 hereof:
(a) The Company shall pay to the Employee in a lump sum in cash within 30 days after the Date of Termination, if not theretofore paid, the Employee’s Base Salary (as in effect on the Date of Termination) through the Date of Termination, and in the case of compensation previously deferred and bonuses previously earned by the Employee, all amounts of such compensation previously deferred and earned and not yet paid by the Company.
(b) The Company shall pay to the Employee, in equal semi monthly installments over twelve months in accordance with its normal payroll practices, an amount equal to the Base Salary (as in effect on the Date of Termination). The Employee accepts the obligation to notify the Company upon securing employment outside the Company and to communicate to the Company the effective start date of such employment at which time the payments pursuant to this subsection (b) will cease. Failure to do so may result in a claim by the Company to return excess payments paid to the Employee. Notwithstanding anything to the contrary herein, in the event that payments under this Section 6.3(a) are delayed until the 181st day following the Employee’s termination date pursuant to Section 409A of the Code (as described in Section 6.6 below), the Company agrees to pay to the Employee, in a lump sum within five business days of such 181st day, the twelve installments of the Base Salary that would have otherwise been paid during such 181 day period; provided, that if the Employee secures employment outside of the Company during such 181 day period, the Company agrees to pay to the Employee, in a lump sum within five business days of such 181st day, the amount of the Base Salary that would have otherwise been paid to the Employee during such 181 day period prior to his securing employment outside of the Company.

(c) During the twelve-month period commencing on the Date of Termination, the Company shall continue benefits (other than disability benefits), at the Company’s expense, to the Employee and/or the Employee’s family at least equal to those which would have been provided to them under Section 4.6 hereof if the Employee’s employment had not been terminated. Benefits otherwise receivable by the Employee pursuant to this Section shall be reduced to the extent substantially similar benefits are actually received by or made available to the Employee by any other employer during the same time period for which such benefits would be provided pursuant to this Section 6.3 at a cost to the Employee that is commensurate with the cost incurred by the Employee immediately prior to the Date of Termination; provided, however, that if the Employee becomes employed by a new employer which maintains a medical plan that either (i) does not cover the Employee or a family member or dependent with respect to a preexisting condition which was covered under the applicable Company medical plan, or (ii) does not cover the Employee or a family member or dependent for a designated waiting period, the Employee’s coverage under the applicable Company medical plan shall continue (but shall be limited in the event of noncoverage due to a preexisting condition, to such preexisting condition) until the earlier of the end of the applicable period of noncoverage under the new employer’s plan or the six-month anniversary of the Date of Termination. The Employee agrees to report to the Company any coverage and benefits actually received by the Employee or made available to the Employee from such other employer(s). The Employee shall be entitled to elect to change his level of coverage and/or his choice of coverage options (such as Employee only or family medical coverage) with respect to the benefits to be provided by the Company to the Employee to the same extent that active employees of the Company are permitted to make such changes; provided, however, that in the event of any such changes the Employee shall pay the amount of any cost increase that would actually be paid by an active employees of the Company by reason of making the same change in his level of coverage or coverage options.
(d) All unvested options will be fully vested and thereafter, all such fully vested stock options will be exercisable by the Employee until the earlier to occur of the expiration of the term of each stock option or one year after the date they become fully vested.
Notwithstanding any of the above to the contrary, the Employee will not be entitled to any of the benefits or payments provided in Section 6.3(b) or (c) hereof if (i) the Employee breaches this Agreement including the provisions of Sections 8 through 12 hereof or (ii) the Employee fails to execute a release from liability and waiver of right to sue the Company or its Affiliates in a form reasonably acceptable to the Company.
6.4 Termination of Employment Following a Change in Control. If this Agreement shall be terminated for any reason (other than by the Company for Cause) within sixty days after a Change in Control which occurs during the term of this Agreement, in lieu of any other obligation the Company may have pursuant to Section 6 hereof:
(a) The Company shall pay to the Employee in a lump sum in cash within 30 days after the Date of Termination, if not theretofore paid, the Employee’s Base Salary (as in effect on the Date of Termination) through the Date of Termination, and in the case of compensation previously deferred and bonuses previously earned by the Employee, all amounts of such compensation previously deferred and earned and not yet paid by the Company.
(b) The Company shall pay to the Employee, in equal semi monthly installments over twelve months in accordance with its normal payroll practices, an amount equal to the Base Salary (as in effect on the Date of Termination). The Employee accepts the obligation to notify the Company upon securing employment outside the Company and to communicate to the Company the effective start date of such employment at which time the payments pursuant to this subsection (b) will cease. Failure to do so may result in a claim by the Company to return excess payments paid to the Employee.

(c) During the twelve-month period commencing on the Date of Termination, the Company shall continue benefits (other than disability benefits), at the Company’s expense, to the Employee and/or the Employee’s family at least equal to those which would have been provided to them under Section 4.6 hereof if the Employee’s employment had not been terminated. Benefits otherwise receivable by the Employee pursuant to this Section shall be reduced to the extent substantially similar benefits are actually received by or made available to the Employee by any other employer during the same time period for which such benefits would be provided pursuant to this Section 6.3 at a cost to the Employee that is commensurate with the cost incurred by the Employee immediately prior to the Date of Termination; provided, however, that if the Employee becomes employed by a new employer which maintains a medical plan that either (i) does not cover the Employee or a family member or dependent with respect to a preexisting condition which was covered under the applicable Company medical plan, or (ii) does not cover the Employee or a family member or dependent for a designated waiting period, the Employee’s coverage under the applicable Company medical plan shall continue (but shall be limited in the event of noncoverage due to a preexisting condition, to such preexisting condition) until the earlier of the end of the applicable period of noncoverage under the new employer’s plan or the six-month anniversary of the Date of Termination. The Employee agrees to report to the Company any coverage and benefits actually received by the Employee or made available to the Employee from such other employer(s). The Employee shall be entitled to elect to change his level of coverage and/or his choice of coverage options (such as Employee only or family medical coverage) with respect to the benefits to be provided by the Company to the Employee to the same extent that active employees of the Company are permitted to make such changes; provided, however, that in the event of any such changes the Employee shall pay the amount of any cost increase that would actually be paid by an active employees of the Company by reason of making the same change in his level of coverage or coverage options.
(d) All unvested options will be fully vested and thereafter, all such fully vested stock options will be exercisable by the Employee until the earlier to occur of the expiration of the term of each stock option or one year after the date they become fully vested.
Notwithstanding any of the above to the contrary, the Employee will not be entitled to any of the benefits or payments provided in Section 6.4(b) or (c) hereof if (i) the Employee breaches this Agreement including the provisions of Sections 8, 9, 10 and 12 hereof or (ii) the Employee fails to execute a release from liability and waiver of right to sue the Company or its Affiliates in a form reasonably acceptable to the Company.
6.5 Post-Termination Advisory Role. In the event of a termination of this Agreement other than by the Company for Cause, the Company acknowledges and agrees that it will enter into good faith negotiations with the Employee for an advisory agreement whereby the Employee will provide services to the Company for a transition period following such termination of this Agreement, which advisory agreement shall be on terms which are reasonably acceptable to the Compensation Committee and to the Employee.

6.6 Specified Employee. If the Employee is a “specified employee” as such term is defined under Section 409A of the Code on the date of such Employee’s termination of employment and if the benefit to be provided under this Section 6 is subject to Section 409A of the Code and is payable on account of a termination of employment for reasons other than death or disability (as defined in such Section 409A), payment in respect of such benefit shall not commence until the 181st day following the Employee’s termination date.
7. Employee’s Obligation to Comply with Company Policies. For purposes of this Section 7, the term “Company” shall mean the Company and/or its Affiliates. The Employee agrees to execute and comply at all times during the Employment Period with all applicable policies, rules and regulations of the Company, including, without limitation, the Company’s Code of Business and Ethical Conduct and policies regarding compliance with the U.S. Foreign Corrupt Practices Act, each as in effect from time to time during the Employment Period.
8. Employee’s Confidentiality Obligation.
8.1 For purposes of this Section 8, the term “Company” shall mean the Company and/or its Affiliates. The Employee hereby acknowledges, understands and agrees that all Confidential Information, as defined in Section 8.2 hereof, whether developed by the Employee or others employed by or in any way associated with the Employee or the Company, is the exclusive and confidential property of the Company and shall be regarded, treated and protected as such in accordance with this Agreement. The Employee acknowledges that all such Confidential Information is in the nature of a trade secret. Failure to mark any writing confidential shall not affect the confidential nature of such writing or the information contained therein.
8.2 For purposes of this Agreement, “Confidential Information” means information, which is used in the business of the Company and (i) is proprietary to, about or created by the Company, (ii) gives the Company some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company, (iii) is designated as Confidential Information by the Company, is known by the Employee to be considered confidential by the Company, or from all the relevant circumstances should reasonably be assumed by the Employee to be confidential and proprietary to the Company, or (iv) is not generally known by non-Company personnel. Confidential Information excludes, however, any information that is lawfully in the public domain or has been publicly disclosed by the Company. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):
(a) Information related to all proprietary information developed, licensed or otherwise acquired by the Company, including, but not limited to, relating to the U-GAS coal gasification technology, the manufacture of synthesis gas and other energy products in a proprietary process (the “Technology”).
(b) Internal personnel and financial information of the Company, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company;

(c) Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any acquisition prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company which have been or are being discussed;
(d) Names of customers, suppliers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers or suppliers of the Company;
(e) Confidential and proprietary information provided to the Company by any actual or potential customer, supplier, government agency or other third party (including businesses, consultants and other entities and individuals); and
(f) Work product resulting from or related to the research or development of the Technology.
8.3 Notwithstanding anything to the contrary, the provisions of this Section 8 shall not apply to information that: (a) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which the Employee is bound); (b) was disclosed to the Employee by a third party not subject to any duty of confidentiality to the Company prior to its disclosure to the Employee; or (c) is disclosed by the Employee in the ordinary course of the Company’s business as a proper part of his employment in connection with communications with customers, vendors and other proper parties, provided that it is for a proper purpose solely for the benefit of the Company. The Employee further agrees that he shall not make any statement or disclosure that (i) would be prohibited by applicable Federal or state laws, or (ii) is intended or reasonably likely to be detrimental to the Company or any of its subsidiaries or Affiliates.
8.4 As a consequence of the Employee’s acquisition or anticipated acquisition of Confidential Information, the Employee shall occupy a position of trust and confidence with respect to the affairs and business of the Company. In view of the foregoing and of the consideration to be provided to the Employee, the Employee agrees that it is reasonable and necessary that the Employee make each of the following covenants:
(a) At any time during the Employment Period and thereafter, the Employee shall not disclose Confidential Information to any person or entity, either inside or outside of the Company, other than as necessary in carrying out his duties and responsibilities as set forth in Section 2 hereof, without first obtaining the Company’s prior written consent (unless such disclosure is compelled pursuant to court orders or subpoena, and at which time the Employee shall give prior written notice of such proceedings to the Company).
(b) At any time during the Employment Period and thereafter, the Employee shall not use, copy or transfer Confidential Information other than as necessary in carrying out his duties and responsibilities as set forth in Section 2 hereof, without first obtaining the Company’s prior written consent.

(c) On the Date of Termination, the Employee shall promptly deliver to the Company (or its designee) all written materials, records and documents made by the Employee or which came into his possession prior to or during the Employment Period concerning the business or affairs of the Company, including, without limitation, all materials containing Confidential Information.
9. Disclosure of Information, Ideas, Concepts, Improvements, Discoveries and Inventions.
As part of the Employee’s fiduciary duties to the Company and its Affiliates, the Employee agrees that during his employment by the Company and thereafter following the Date of Termination, the Employee shall promptly disclose in writing to the Company all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, and whether or not reduced to practice, which are conceived, developed, made or acquired by the Employee during the Employment Period, either individually or jointly with others, and which relate to the business, products or services of the Company or its Affiliates, irrespective of whether the Employee used the Company’s time or facilities and irrespective of whether such information, idea, concept, improvement, discovery or invention was conceived, developed, discovered or acquired by the Employee on the job, at home, or elsewhere. This obligation extends to all types of information, ideas and concepts, including, but not limited to, information, ideas and concepts relating to the Technology, the development of coal gasification and syngas production and the provision of distributed power, utility services and coal gasification plant development, operations and maintenance based on the Technology, new types of services, other corporate opportunities, acquisition prospects, prospective names or service marks for the Company’s business activities, and the like.
10.	Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, and all Original Works of Authorship.
10.1 All references in this Section 10 to the term “Company” shall mean the Company and/or its Affiliates. All information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by the Employee or which are disclosed or made known to the Employee, individually or in conjunction with others, during the Employee’s employment by the Company and which relate to the business, products or services of the Company or its Affiliates (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customers’ organizations, marketing and merchandising techniques, and prospective names and service marks) are and shall be the sole and exclusive property of the Company. Furthermore, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company.

10.2 In particular, the Employee hereby specifically sells, assigns, transfers and conveys to the Company all of his worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions, and any United States or Chinese or other foreign applications for patents, inventor’s certificates or other industrial rights which may be filed in respect thereof, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and applications for registration of such names and service marks. The Employee shall assist the Company and its nominee at all times, during the Employment Period and thereafter, in the protection of such information, ideas, concepts, improvements, discoveries or inventions, in the United States, China and all other foreign countries, which assistance shall include, but shall not be limited to, the execution of all lawful oaths and all assignment documents requested by the Company or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States, China or other foreign letters patent, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and any application for the registration of such names and service marks.
10.3 In the event the Employee creates, during the Employment Period, any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as, videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products or services, whether such work is created solely by the Employee or jointly with others, the Company shall be deemed the author of such work if the work is prepared by the Employee in the scope of his employment; or, if the work is not prepared by the Employee within the scope of his employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made for hire, and the Company shall be the author of such work. If such work is neither prepared by the Employee within the scope of his employment nor a work specially ordered and deemed to be a work made for hire, then the Employee hereby agrees to sell, transfer, assign and convey, and by these presents, does sell, transfer, assign and convey, to the Company all of the Employee’s worldwide right, title and interest in and to such work and all rights of copyright therein. The Employee agrees to assist the Company and its Affiliates, at all times, during the Employment Period and thereafter, in the protection of the Company’s worldwide right, title and interest in and to such work and all rights of copyright therein, which assistance shall include, but shall not be limited to, the execution of all documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.
11. Employee’s Non-Disparagement Obligation.
During the Employment Period and thereafter, the Employee shall not defame or disparage the Company, its Affiliates and their officers, directors, members or executives. The Employee agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its Affiliates or their directors, members, officers or executives. The Company further agrees not to defame or disparage the Employee and agrees to cooperate with the Employee in refuting any defamatory or disparaging remarks by any third party made with respect to his employment with the Company.

12. Employee’s Non-Competition and Non-Solicitation Obligations.
12.1 (a) All references in this Section 12 to the term “Company” shall mean the Company and/or its Affiliates. During the Employment Period and for the 12 month period following the Date of Termination hereof, the Employee shall not, acting alone or in conjunction with others, directly or indirectly, in the People’s Republic of China, the United States and any other business territories in which the Company is presently or from time to time during the Employment Period conducting business, invest or engage, directly or indirectly, in any Competing Business or accept employment with or render services to such a Competing Business as a director, officer, agent, employee or consultant or in any other capacity; provided, however, that this Section 12.1(a) shall not be deemed violated if the Employee is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of up to five percent of the voting stock of any corporation subject to the periodic reporting requirements of the Exchange Act. Notwithstanding the above, the Employee may serve as an officer, director, agent, employee or consultant to a Competing Business whose business is diversified and which is, as to the part of its business to which the Employee is providing services, not a Competing Business; provided, that prior to accepting employment or providing services to such a Competing Business, the Employee and the Competing Business will provide written assurances satisfactory to the Company that the Employee will not render services directly or indirectly for a 12-month period to any portion of the Competing Business which competes directly or indirectly with the Company.
(b) In addition to the other obligations agreed to by the Employee in this Agreement, the Employee agrees that for 12 months following the Date of Termination hereof, he shall not directly or indirectly, (i) hire or attempt to hire any employee of the Company, or induce, entice, encourage or solicit any employee of the Company to leave his or her employment, or (ii) contact, communicate or solicit any distributor, customer or acquisition or business prospect or business opportunity of the Company for the purpose of causing them to terminate or alter or amend their business relationship with the Company to the Company’s detriment.
Notwithstanding the foregoing, if the Company fails to make the payments to the Employee set forth in Section 6.3 hereof, then the terms of this Section 12.1 will not be effective from the date of such nonpayment; provided, that if the Company subsequently makes any such payments, this Section 12.1 will become effective in accordance with its terms for so long as the Company continues to make the payments required by Section 6.3 hereof.
12.2 (a) The Employee hereby specifically acknowledges and agrees that:
(1) The Company has expended and will continue to expend substantial time, money and effort in developing its business;
(2) The Employee will, in the course of his employment, be personally entrusted with and exposed to Confidential Information;

(3) The Company, during the Employment Period and thereafter, will be engaged in a highly competitive business;
(4) The Employee could, after having access to the Company’s financial records, contracts, and other Confidential Information and know-how and, after receiving training by and experience with the Company, become a competitor;
(5) The temporal and other restrictions contained in this Section 12 are in all respects reasonable and necessary to protect the business goodwill, trade secrets, prospects and other reasonable business interests of the Company;
(6) The enforcement of this Agreement in general, and of this Section 12 in particular, will not work an undue or unfair hardship on the Employee or otherwise be oppressive to him; it being specifically acknowledged and agreed by the Employee that he has activities and other business interests and opportunities which will provide him adequate means of support if the provisions of this Section 12 are enforced after the Termination Date; and
(7) The enforcement of this Agreement in general, and of this Section 12 in particular, will neither deprive the public of needed goods or services nor otherwise be injurious to the public.
(b) The Employee agrees that if an arbitrator (pursuant to Section 14.13 hereof) or a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Section 12 is overly restrictive and unenforceable, the arbitrator or court shall reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Section 12 shall remain in full force and effect. The Employee further agrees that if an arbitrator or court of competent jurisdiction determines that any provision of this Section 12 is invalid or against public policy, the remaining provisions of this Section 12 and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.
(c) In the event of any pending, threatened or actual breach of any of the covenants or provisions of Sections 8 through 12 hereof, as determined by a court of competent jurisdiction, it is understood and agreed by the Employee that the Company shall be entitled to seek a restraining order or injunctive relief in addition to any other remedies at law and in equity, as determined by a court of competent jurisdiction. Should a court of competent jurisdiction or an arbitrator (pursuant to Section 14.13 hereof) declare any provision of Sections 8 through 12 hereof to be unenforceable due to an unreasonable restriction of duration or geographical area, or for any other reason, such court or arbitrator is hereby granted the consent of each of the Employee and the Company to reform such provision and/or to grant the Company any relief, at law or in equity, reasonably necessary to protect the reasonable business interests of the Company or any of its Affiliates. The Employee hereby acknowledges and agrees that all of the covenants and other provisions of Sections 8 through 12 hereof are reasonable and necessary for the protection of the Company’s reasonable business interests.

(d) It is acknowledged, understood and agreed by and between the parties hereto that the covenants made by the Employee in this Section 12 are essential elements of this Agreement and that, but for the agreement of the Employee to comply with such covenants, the Company would not have entered into this Agreement.
13. Certain Payments by the Company
13.1 In the event that the Employee is deemed to have received an “excess parachute payment” (as defined in Section 280G(b) of the Code) which is subject to the excise taxes (the “Excise Taxes”) imposed by Section 4999 of the Code in respect of any payment pursuant to this Agreement or any other agreement, plan, instrument or obligation, in whatever form, the Company shall make the Bonus Payment (defined below) to the Employee notwithstanding any contrary provision in this Agreement or any other agreement, plan, instrument or obligation.
13.2 The term “Bonus Payment” means a cash payment in an amount equal to the sum of (i) all Excise Taxes payable by the Employee, plus (ii) all additional Excise Taxes and federal or state income taxes to the extent such taxes are imposed in respect of the Bonus Payment, such that the Employee shall be in the same after-tax position and shall have received the same benefits that he would have received if the Excise Taxes had not been imposed. For purposes of calculating any income taxes attributable to the Bonus Payment, the Employee shall be deemed for all purposes to be paying income taxes at the highest marginal federal income tax rate, taking into account any applicable surtaxes and other generally applicable taxes which have the effect of increasing the marginal federal income tax rate and, if applicable, at the highest marginal state income tax rate, to which the Bonus Payment and the Employee are subject. An example of the calculation of the Bonus Payment is set forth below. Assume that the Excise Tax rate is 20%, the highest federal marginal income tax rate is 40% and the Employee is not subject to state income taxes. Further assume that the Employee has received an excess parachute payment in the amount of $200,000, on which $40,000 ($200,000 x 20%) in Excise Taxes are payable. The amount of the required Bonus Payment is thus computed to be $100,000, i.e., the Bonus Payment of $100,000, less additional Excise Taxes on the Bonus Payment of $20,000 (i.e., 20% x $100,000) and income taxes of $40,000 (i.e., 40% x $100,000), yields $40,000, the amount of the Excise Taxes payable in respect of the original excess parachute payment.
13.3 The Employee agrees to reasonably cooperate with the Company to minimize the amount of the excess parachute payments, including, without limitation, assisting the Company in establishing that some or all of the payments received by the Employee that are “contingent on a change,” as described in Section 280G(b)(2)(A)(i) of the Code, are reasonable compensation for personal services actually rendered by the Employee before the date of such change or to be rendered by the Employee on or after the date of such change. Notwithstanding the foregoing, the Employee shall not be required to take any action which his attorney or tax advisor advises him in writing (i) is improper or (ii) exposes the Employee to personal liability. The Employee may require the Company to deliver to the Employee an indemnification agreement in form and substance reasonably satisfactory to the Employee as a condition to taking any action required by this Section 13.3; provided that such agreement is exempt from the requirements of Code Section 409A.

13.4 The Company shall make any payment required to be made under Section 13 hereof in a cash lump sum within 30 days after the date on which the Employee received or is deemed to have received any such excess parachute payment. Notwithstanding the foregoing, in no event will any Bonus Payment be paid later than the end of Employee’s taxable year next following Employee’s taxable year in which he remits the taxes to which such Bonus Payment relates.
13.5 In the event that there is any change to the Code which results in the recodification of Section 280G or Section 4999 of the Code, or in the event that either such section of the Code is amended, replaced or supplemented by other provisions of the Code of similar import (“Successor Provisions”), then this Agreement shall be applied and enforced with respect to such new Code provisions in a manner consistent with the intent of the parties as expressed herein, which is to assure that the Employee is in the same after-tax position and has received the same benefits that he would have been in and received if any taxes imposed by Section 4999 (or any Successor Provisions) had not been imposed.
13.6 All determinations required to be made under Section 13 hereof including, without limitation, whether and when a Bonus Payment is required, and the amount of such Bonus Payment and the assumptions to be utilized in arriving at such determinations, unless otherwise expressly set forth in this Agreement, shall be made within 30 days from the Date of Termination by the independent tax consultant(s) selected by the Company and reasonably acceptable to the Employee (the “Tax Consultant”). The Tax Consultant must be a qualified tax attorney or certified public accountant. All fees and expenses of the Tax Consultant shall be paid in full by the Company. Any Excise Taxes as determined pursuant to Section 13 hereof shall be paid by the Company to the Internal Revenue Service or any other appropriate taxing authority on the Employee’s behalf within five (5) business days after receipt of the Tax Consultant’s final determination by the Company and the Employee.
13.7 If the Tax Consultant determines that there is substantial authority (within the meaning of Section 6662 of the Code) that no Excise Taxes are payable by the Employee, the Tax Consultant shall furnish the Employee with a written opinion that failure to disclose or report the Excise Taxes on the Employee’s federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or any other penalty.
13.8 The Company shall indemnify and hold harmless the Employee, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities (“Losses”) incurred by the Employee with respect to the exercise by the Company of any of its rights under Section 13 hereof, including, without limitation, any Losses related to the Company’s decision to contest a claim of any imputed income to the Employee or if the determination in Section 13.7 is incorrect. The Company shall pay all fees and expenses incurred under Section 13 hereof, and shall promptly reimburse the Employee for the reasonable expenses incurred by the Employee in connection with any actions taken by the Company or required to be taken by the Employee hereunder within 30 days after the Employee provides reasonable documentation of such expenses. Notwithstanding the foregoing, expenses incurred by Employee, including without limitation, attorneys’ fees, due to a tax audit or litigation in connection with any excise tax (including penalties and interest or other excise taxes thereon) under Code Section 4999 or Code Section 280G shall be reimbursed by the Company no later than the end of the Employee’s tax year following the tax year in which such taxes that are subject to the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, by the end of the Employee’s tax year following the tax year in which the audit is completed or there is a final nonappealable settlement or other resolution of the litigation. The Employee’s right to payment or reimbursement pursuant to this Section 13.8 shall not be subject to liquidation or exchange for any other benefit.

13.9 Furthermore, with respect to any payments that are taxable and includable in income to be paid under this Section 13 and to the extent such payments are not for the Bonus Payment or due to tax audit or litigation expenses described in the preceding paragraph then such payments shall only be payable if such expenses are incurred during the 15 year period commencing on the Date of Termination; amounts payable in one calendar year will not affect amounts payable in another calendar year; in no event will any payment be paid later than the end of Employee’s taxable year following the Employee’s taxable year in which the expenses were incurred; and such payments cannot be substituted for any other benefits or subject to liquidation.
14. Miscellaneous.
14.1 Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when (i) delivered by hand or sent by facsimile, or (ii) on the third business day following deposit in the United States mail by registered or certified mail, return receipt requested, to the addresses as follows (provided that notice of change of address shall be deemed given only when received):
If to the Company to:
Synthesis Energy Systems, Inc.
Three Riverway, Suite 300
Houston, Texas 77056
Attention: Chief Accounting Officer
Facsimile No.: (713) 579-0610
If to the Employee to:
Robert W. Rigdon
11410 Long Pine Drive
Houston, Texas 77077
or to such other names or addresses as the Company or the Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 14.1.

14.2 Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall neither operate nor be construed as a waiver of any subsequent breach by any party. Except as expressly provided for herein, the failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach occurs.
14.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, and its respective successors, legal representatives and assigns, and upon the Employee, his heirs, executors, administrators, representatives and assigns; provided, however, the Employee agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of the Company. Any reference to “Company” herein shall mean the Company as well as any successors thereto.
14.4 Entire Agreement; No Oral Amendments. This Agreement, together with any exhibit attached hereto and any document, policy, rule or regulation referred to herein, replaces all previous agreements and discussions relating to the same or similar subject matter between the Employee and the Company, including the Original Agreement, and constitutes the entire agreement between the Employee and the Company with respect to the subject matter of this Agreement; provided, however, that the Indemnification Agreement between the Company and the Employee dated the date hereof shall remain in full force and effect after the date hereof. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any executive, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.
14.5 Enforceability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.
14.6 Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.
14.7 Corporate Authority. The Company has all corporate power and authority necessary to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Company.
14.8 Defense of Claims. The Employee agrees that, during the Employment Period and for a period of two (2) years after his Termination Date, upon request from the Company, he will reasonably cooperate with the Company and its Affiliates in the defense of any claims or actions that may be made by or against the Company or any of its Affiliates that affect his prior areas of responsibility, except if the Employee’s reasonable interests are adverse to the Company or its Affiliates in such claim or action. To the extent travel is required to comply with the requirements of this Section 14.8, the Company shall, to the extent possible, provide the Employee with notice at least 10 days prior to the date on which such travel would be required. The Company agrees to promptly pay or reimburse the Employee upon demand for all of his reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply, with his obligations under this Section 14.8.

14.9 Withholdings: Right of Offset. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other employee deductions made with respect to the Company’s employees generally, and (c) any advances made to the Employee and owed to the Company.
14.10 Nonalienation. The right to receive payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by the Employee, his dependents or beneficiaries, or to any other person who is or may become entitled to receive such payments hereunder. The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.
14.11 Incompetent or Minor Payees. Should the Board determine that any person to whom any payment is payable under this Agreement has been determined to be legally incompetent or is a minor, any payment due hereunder may, notwithstanding any other provision of this Agreement to the contrary, be made in any one or more of the following ways: (a) directly to such minor or person; (b) to the legal guardian or other duly appointed personal representative of the person or estate of such minor or person; or (c) to such adult or adults as have, in the good faith knowledge of the Board, assumed custody and support of such minor or person; and any payment so made shall constitute full and complete discharge of any liability under this Agreement in respect to the amount paid.
14.12 Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.
14.13 Arbitration.
(a) If any dispute or controversy arises between the Employee, the Company relating to (1) this Agreement in any way or arising out of the parties’ respective rights or obligations under this Agreement or (2) the employment of the Employee or the termination of such employment, then either party may submit the dispute or controversy to arbitration under the then-current Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”). Any arbitration hereunder shall be conducted before a panel of three arbitrators unless the parties mutually agree that the arbitration shall be conducted before a single arbitrator. The arbitrators shall be selected (from lists provided by the AAA) through mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of arbitrators within twenty (20) days following receipt by one party of the other party’s notice of desire to arbitrate, then within five (5) days following the end of such 20-day period, each party shall select one arbitrator who, in turn, shall within five (5) days jointly select the third arbitrator to comprise the arbitration panel hereunder. The site for any arbitration hereunder shall be in Harris County, Texas, unless otherwise mutually agreed by the parties, and the parties hereby waive any objection that the forum is inconvenient.

(b) The party submitting any matter to arbitration shall do so in accordance with the Rules. Notice to the other party shall state the question or questions to be submitted for decision or award by arbitration. Notwithstanding any provision of this Section 14.13, the Employee shall be entitled to seek specific performance of the Employee’s right to be paid during the pendency of any dispute or controversy arising under this Agreement. In order to prevent irreparable harm, the arbitrator may grant temporary or permanent injunctive or other equitable relief for the protection of property rights.
(c) The arbitrator shall set the date, time and place for each hearing, and shall give the parties advance written notice in accordance with the Rules. Any party may be represented by counsel or other authorized representative at any hearing. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1 et. seq. (or its successor). The arbitrator shall apply the substantive law and the law of remedies, if applicable) of the State of Texas to the claims asserted to the extent that the arbitrator determines that federal law is not controlling.
(d) (1) Any award of an arbitrator shall be final and binding upon the parties to such arbitration, and each party shall immediately make such changes in its conduct or provide such monetary payment or other relief as such award requires. The parties agree that the award of the arbitrator shall be final and binding and shall be subject only to the judicial review permitted by the Federal Arbitration Act.
(2) The parties hereto agree that the arbitration award may he entered with any court having jurisdiction and the award may then be enforced as between the parties, without further evidentiary proceedings, the same as if entered by the court at the conclusion of a judicial proceeding in which no appeal was taken. The Company and the Employee hereby agree that a judgment upon any award rendered by an arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(e) Each party shall pay any monetary amount required by the arbitrator’s award, and the fees, costs and expenses for its own counsel, witnesses and exhibits, unless otherwise determined by the arbitrator in the award. The compensation and costs and expenses assessed by the arbitrator(s) and the AAA shall be split evenly between the parties unless otherwise determined by the arbitrator in the award. If court proceedings to stay litigation or compel arbitration are necessary, the party who opposes such proceedings to stay litigation or compel arbitration, if such party is unsuccessful, shall pay all associated costs, expenses, and attorney’s fees which are reasonably incurred by the other party as determined by the arbitrator.

14.14 Survival of Certain Provisions. Wherever appropriate to the intention of the parties hereto, the respective rights and obligations of said parties, including, but not limited to, the rights and obligations set forth in Sections 8 through 12 hereof and this Section 14, shall survive any termination or expiration of this Agreement.
14.15 No Strict Construction. The Employee represents to the Company that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read the Agreement and that he understands its terms and conditions. The parties hereto agree that the language used in this Agreement shall be deemed to be the language chosen by them to express their mutual intent, and no rule of strict construction shall be applied against either party hereto. The Employee acknowledges that he has had the opportunity to consult with counsel of his choice, independent of the counsel for the Company, regarding the terms and conditions of this Agreement and has done so to the extent that he, in his sole discretion, deemed to be appropriate.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

Synthesis Energy Systems, Inc., a Delaware corporation
By:	/s/ Kevin Kelly
	Name:	Kevin Kelly
	Title:	Chief Accounting Officer, Controller and Secretary

Employee:
/s/ Robert Rigdon
Robert Rigdon